Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter Financial Results

•	Increases Revenues 4% to $4.1 Billion

•	Posts Third Quarter GAAP EPS of $0.42 and Non-GAAP EPS of $0.39

•	Achieves Significant U.S. Regulatory and Clinical Milestones in Immuno-Oncology

◦	Opdivo Approved for Previously-Treated Metastatic Non-Squamous Non-Small Cell Lung Cancer Regardless of PD-L1 Expression

◦	Opdivo-Yervoy Regimen Approved for Metastatic Melanoma

◦	Opdivo Granted Breakthrough Therapy Designation for Metastatic Renal Cell Carcinoma

•	Refines 2015 GAAP EPS Guidance Range to $1.02 - $1.07 and Increases Non-GAAP EPS Guidance Range to $1.85 - $1.90

(NEW YORK, October 27, 2015) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the third quarter of 2015, which were highlighted by strong global sales, key regulatory and clinical milestones in Immuno-Oncology and the completion of several business development transactions strengthening the company’s diversified pipeline.
“In the third quarter we advanced our leadership position in Immuno-Oncology with two accelerated approvals in the U.S. and the presentation of important new clinical data that demonstrates the breadth and depth of our development program,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “We delivered strong operational performance driven by top-line growth, the successful launch of Opdivo and continuing positive trends for Eliquis. I remain confident in our strategy and that we are entering our exciting next chapter in a position of strength.”

	Third Quarter
$ amounts in millions, except per share amounts
	2015	2014	Change
Total Revenues	$4,069	$3,921	4%
GAAP Diluted EPS	0.42	0.43	(2)%
Non-GAAP Diluted EPS	0.39	0.45	(13)%

THIRD QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted third quarter 2015 revenues of $4.1 billion, an increase of 4% compared to the same period a year ago. Global revenues increased 11% adjusted for foreign exchange impact.

•	U.S. revenues increased 4% to $2.0 billion in the quarter compared to the same period a year ago. International revenues increased 4%, or 19% adjusted for foreign exchange impact.

•	Gross margin as a percentage of revenues was 73.0% in the quarter compared to 74.3% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 4% to $983 million in the quarter.

•	Advertising and product promotion spending increased 13% to $193 million in the quarter.

•	Research and development expenses increased 15% to $1.1 billion in the quarter.

•	The effective tax rate was 26.0% in the quarter, compared to 27.4% in the third quarter last year.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $706 million, or $0.42 per share, in the quarter compared to net earnings of $721 million, or $0.43 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $648 million, or $0.39 per share, in the third quarter, compared to $750 million, or $0.45 per share, for the same period in 2014. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $10.0 billion, with a net cash position of $2.8 billion, as of September 30, 2015.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the third quarter included Daklinza and Sunvepra, which grew by $353 million, Opdivo, which grew by $304 million, Eliquis, which grew by $250 million, Orencia, which grew 9%, and Sprycel, which grew 7%.

Opdivo

•
In October, the U.S. Food and Drug Administration (FDA) approved Opdivo for the treatment of previously treated patients with non-squamous (NSQ) non-small cell lung cancer (NSCLC) regardless of PD-L1 expression, which expands upon the current indication for Opdivo in patients with previously treated squamous (SQ) NSCLC. Opdivo is the only PD-1 inhibitor approved for previously treated metastatic SQ and now NSQ NSCLC patients regardless of PD-L1 expression and the only PD-1 inhibitor approved by the FDA to deliver superior overall survival compared to docetaxel in previously treated metastatic NSCLC. The accelerated approval was based on data from CheckMate -057, a Phase 3 study that evaluated the survival of patients with NSQ NSCLC who had progressed during or after one prior platinum doublet-based chemotherapy regimen.

•
In October, the FDA approved Opdivo in combination with Yervoy for the treatment of patients with BRAF V600 wild-type unresectable or metastatic melanoma. The approval marks the first and only FDA approval of a regimen of two Immuno-Oncology agents in cancer. The indication was approved under accelerated approval based on tumor response rate and durability of response data from CheckMate -069. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

•
In September, the FDA granted Breakthrough Therapy Designation to Opdivo for the potential indication of advanced or metastatic renal cell carcinoma (RCC). This designation is based on results of CheckMate -025, a Phase 3 study that evaluated the survival of patients with previously treated advanced or metastatic clear-cell RCC versus everolimus. The trial was stopped early in July 2015 because an assessment conducted by the independent Data Monitoring Committee concluded that the study met its primary endpoint of overall survival.

•
In September, the FDA accepted for filing and review a Supplemental Biologics License Application (sBLA) for the Opdivo +Yervoy regimen to include clinical data from CheckMate -067, a landmark Phase 3 trial in patients with previously untreated advanced melanoma. If approved, this application would expand upon the initial Opdivo+Yervoy regimen, which was approved based on tumor response rate and safety data from the Phase 2 randomized trial, CheckMate -069. The FDA granted Priority Review for this application with a target action date of January 23, 2016.

•	In September, the company announced results from two Phase 3 clinical trials at the 2015 European Cancer Congress:

◦
CheckMate -025 - In this study comparing Opdivo to everolimus in patients with advanced RCC after prior anti-angiogenic treatment, Opdivo demonstrated significant overall survival (OS) benefit compared to the standard of care with a median OS benefit of 25 months compared to 19.6 months for everolimus and clinical benefit regardless of level of PD-L1 expression. The safety profile shown was consistent with previously reported Opdivo trials. The results were published in The New England Journal of Medicine (NEJM).

◦
CheckMate -057 - In this study evaluating Opdivo vs. docetaxel in previously treated patients with advanced NSQ NSCLC, Opdivo continued to demonstrate superior OS with an estimated 39% of patients alive at 18 months versus 23% for docetaxel, based on a minimum follow-up of 17.1 months. Opdivo also continued to demonstrate a reduction in the risk of death by 28%. Grade 3-4 treatment-related adverse events were reported in 10% of patients treated with Opdivo versus 54% in the docetaxel arm. The results were published in NEJM.

•	In September, the company announced results from multiple clinical trials at the World Conference on Lung Cancer in Denver:

◦
CheckMate -017 and CheckMate -063 - In these two studies evaluating patients with previously treated SQ NSCLC, Opdivo demonstrated sustained survival benefit with an estimated 18 month OS rate of 27% (CheckMate -063) to 28% (CheckMate -017); survival benefit was independent of PD-L1 expression. The safety profile of Opdivo was consistent with previously-reported trials, and in CheckMate -017, was also favorable compared to docetaxel.

◦
CheckMate -012 - In this multi-arm Phase 1b study evaluating Opdivo in patients with chemotherapy-naïve advanced NSCLC, new dosing schedules of the Opdivo+Yervoy arms confirmed objective response rates (ORR) ranging from 13% to 39% depending on the administered regimen, and encouraging efficacy with highest ORR for the Opdivo 3 mg and Yervoy 1 mg (31% to 39%) regimen. Median duration of response was not reached in any of these arms with a median follow-up of 6.2 months to 16.6 months, and median progression-free survival ranged from 4.9 months to 10.6 months. Treatment-related serious adverse events reported in these cohorts for CheckMate -012 were consistent with other previously reported Opdivo+Yervoy cohorts of this trial, and the new dosing schedules resulted in less toxicity than previously-reported dosing schedules, and an acceptable tolerability profile with 10% or fewer subjects discontinuing for grade 3-4 adverse events.

•
In August, the company announced that the FDA extended the action date for the sBLA for Opdivo for the treatment of patients with previously untreated advanced melanoma. The company submitted additional data from the Opdivo clinical trial program to ensure the broadest data set, irrespective of BRAF status, was available for review. This submission constitutes a major amendment that will require additional time for review and the new projected FDA action date is November 27, 2015.

Yervoy

•
The company announced today that a Yervoy Phase 3 trial, Study -104 in subjects with stage IV/recurrent NSCLC, which compared the efficacy of Yervoy in combination with paclitaxel and carboplatin versus placebo, and versus paclitaxel and carboplatin alone did not meet the primary endpoint of overall survival for the Yervoy treatment arms and has been discontinued. No new safety concerns with Yervoy were identified in either study. The company will complete a full evaluation of the data and work with investigators on the future publication of the results.

Elotuzumab

•
In August, the FDA accepted for priority review the Biologics License Application for elotuzumab, an investigational Signaling Lymphocyte Activation Molecule (SLAMF7)-directed immunostimulatory antibody, for the treatment of multiple myeloma as combination therapy in patients who have received one or more prior therapies. Elotuzumab was previously granted Breakthrough Therapy Designation. The filing acceptance was primarily supported by data from ELOQUENT-2, a Phase 3, randomized, open-label study, which evaluated elotuzumab in combination with lenalidomide and dexamethasone versus lenalidomide and dexamethasone alone. Additionally, the filing was supported by data from study CA004-009, a Phase 2, randomized, open-label study that evaluated elotuzumab with bortezomib and dexamethasone versus bortezomib and dexamethasone alone.

•
In July, the European Medicines Agency (EMA) validated for review the Marketing Authorization Application for elotuzumab for the treatment of multiple myeloma as combination therapy in adult patients who have received one or more prior therapies. The application was granted accelerated assessment by the EMA’s Committee for Medicinal Products for Human Use. Elotuzumab previously obtained orphan drug designation in the European Union (EU). The filing acceptance includes data from ELOQUENT-2 and Study CA004-009.

Sprycel

•
In August, the company and its partner Otsuka America Pharmaceutical, announced that the FDA approved an update to the Sprycel product labeling to include five-year efficacy and safety data in adult patients with newly diagnosed Philadelphia chromosome-positive (Ph+) chronic myeloid leukemia (CML) in chronic phase (CP) and seven-year data in the same patient population who are resistant or intolerant to prior therapy, including imatinib.

Daklinza

•
In October, the FDA accepted for priority review three supplemental New Drug Applications (sNDAs) for Daklinza for use with sofosbuvir with or without ribavirin. The applications are for the treatment of patients with chronic hepatitis C (HCV) coinfected with human immunodeficiency virus (HIV-1), patients with advanced cirrhosis (including decompensated cirrhosis), and for patients with post-liver transplant recurrence of HCV. The new sNDAs accepted by the FDA for review include data from the ALLY-1 and ALLY-2 clinical trials.

•
In October, the company announced that the National Institute for Health and Care Excellence (NICE) has recommended Daklinza in England and Wales for the treatment of adult patients with chronic HCV infection genotypes 1, 3 and 4.

•
In September, the company announced the European Commission approved an updated label for Daklinza for the treatment of chronic HCV genotype 3, one of the most difficult-to-treat genotypes. The update allows the use of Daklinza in combination with sofosbuvir for 12 weeks in patients without cirrhosis in all 28 Member States of the EU, and marks the first time these patients with genotype 3 HCV have a once-daily, all-oral treatment regimen of this shorter duration. The approval is based on data from the Phase 3 open-label ALLY-3 clinical trial.

•
In July, the FDA approved Daklinza for the treatment of patients with chronic HCV genotype 3. The approval marks the first time patients in the U.S. have a 12-week, once-daily, all-oral treatment option, and is the first approval for Daklinza in the U.S. The approval is based on data from the Phase 3 open-label ALLY-3 clinical trial.

HIV

•
In October, the company announced overall antiviral activity and safety results from a three-part Phase 2a proof-of-concept study of BMS-955176, a novel investigational therapy designed to prevent the maturation of HIV-1. The overall results of the study demonstrate BMS-955176’s antiretroviral activity against the HIV-1 virus as both monotherapy and in combination with other antiretroviral medicines, and across patient subtypes (B, C), including those infected with the HIV-1 virus with changes in a critical protein (“Gag polymorphisms”) that were not responsive to a previously investigated maturation inhibitor. Results were presented at the European AIDS Clinical Society’s 15th European AIDS Conference (EACS) in Barcelona.

BUSINESS DEVELOPMENT UPDATE

•
In October, the company announced an exclusive worldwide license and collaboration agreement with Five Prime Therapeutics, Inc. for the development and commercialization of Five Prime’s colony stimulating factor 1 receptor (CSF1R) antibody program, including FPA008 which is in Phase 1 development for immunology and oncology indications. The agreement replaces the existing clinical collaboration agreement between both companies to evaluate the safety, tolerability and preliminary efficacy of combining Opdivo with FPA008 in six tumor types.

•
In August, the company announced the establishment of the Immuno-Oncology Rare Population Malignancy (I-O RPM) program in the U.S. The I-O RPM program is a multi-institutional initiative with academic-based cancer centers focused on the clinical investigation of Immuno-Oncology therapeutics as potential treatment options for patients with high risk, poor prognostic cancers, defined as a rare population malignancy. As part of the I-O RPM program, Bristol-Myers Squibb subsequently announced two collaborations:

◦
In August, the company announced an agreement with the Robert H. Lurie Comprehensive Cancer Center of Northwestern University (Lurie Cancer Center) and the Northwestern Medicine Developmental Therapeutics Institute (NMDTI) whereby the Lurie Cancer Center and NMDTI will conduct a range of early phase clinical studies and Bristol-Myers Squibb will fund positions within the NMDTI Developmental Therapeutics Fellowship program.

◦
In September, the company announced an agreement with Moffitt Cancer Center in which Bristol-Myers Squibb and Moffitt will conduct a range of early phase clinical studies, including clinical investigations by young investigators to strengthen their development as clinical research scientists.

•
In August, the company announced an agreement that grants Bristol-Myers Squibb an exclusive right to acquire Promedior, a company pioneering the development of targeted therapeutics to treat fibrotic diseases, and gain worldwide rights to its lead asset PRM-151, a recombinant form of human pentraxin-2 protein in Phase 2 development for the treatment of idiopathic pulmonary fibrosis (IPF) and myelofibrosis (MF). PRM-151 has been granted Fast Track designation in the U.S. and Orphan Designation in the U.S. and Europe for the treatment of MF, and Orphan Designation in the U.S. and Europe for the treatment of IPF.

•
In August, the company announced a research collaboration and license agreement with QIMR Berghofer Medical Research Institute to discover novel therapeutic antibodies against an undisclosed Immuno-Oncology target.

•
In July, the company announced a clinical trial collaboration agreement with Kyowa Hakko Kirin Co., Ltd., to conduct a Phase 1/Phase 2 combination study of Opdivo and mogamulizumab, an anti-CCR4 antibody. The study, which will be conducted in the U.S., will focus on evaluating the safety, tolerability and anti-tumor activity of combining mogamulizumab and Opdivo as a potential treatment option for patients with advanced or metastatic solid tumors.

2015 FINANCIAL GUIDANCE

Bristol-Myers Squibb is refining its 2015 GAAP EPS guidance range from $1.02 - $1.12 to $1.02 - $1.07. The company is increasing its non-GAAP EPS guidance range from $1.70 - $1.80 to $1.85 - $1.90. Both GAAP and non-GAAP guidance assume current exchange rates and that the R&D tax credit will be extended by Congress in 2015. Key revised 2015 non-GAAP line-item guidance assumptions include:

•	Worldwide revenues between $16.0 and $16.4 billion.

•	An effective tax rate of approximately 20%.

The financial guidance for 2015 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2015 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other payments for in-licensing or acquisition of products that have not achieved regulatory approval which are immediately expensed; pension settlement charges; significant tax events and additional charges related to the Branded Prescription Drug Fee. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies which take into account assumptions about the continued extension of the R&D tax credit, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.
There will be a conference call on October 27, 2015, at 11:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 23545658. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 2:30 p.m. EDT on October 27 through 11:59 p.m. EDT on November 11, 2015. The replay will also be available through http://investor.bms.com or by dialing in the U.S. toll free 855-859-2056 or international 404-537-3406, confirmation code: 23545658.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Three Months Ended September 30,
Key Products
Virology
Baraclude	$320	$325	(2)%	$25	$40	(38)%
Hepatitis C Franchise	402	49	**	111	—	N/A
Reyataz Franchise	270	338	(20)%	149	169	(12)%
Sustiva Franchise	333	357	(7)%	280	284	(1)%
Oncology
Erbitux(a)	167	187	(11)%	165	175	(6)%
Opdivo	305	1	**	268	—	N/A
Sprycel	411	385	7%	215	179	20%
Yervoy	240	350	(31)%	121	191	(37)%
Neuroscience
Abilify(b)	46	449	(90)%	18	407	(96)%
Immunoscience
Orencia	484	444	9%	330	292	13%
Cardiovascular
Eliquis	466	216	**	245	113	**

Mature Products and All Other	625	820	(24)%	117	118	(1)%

Total	4,069	3,921	4%	2,044	1,968	4%

Total Excluding Diabetes Alliance	4,016	3,879	4%	2,044	1,968	4%

**	In excess of 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Nine Months Ended September 30,
Key Products
Virology
Baraclude	$1,003	$1,100	(9)%	$108	$194	(44)%
Hepatitis C Franchise	1,145	49	**	111	—	N/A
Reyataz Franchise	867	1,044	(17)%	449	513	(12)%
Sustiva Franchise	940	1,037	(9)%	772	778	(1)%
Oncology
Erbitux	501	542	(8)%	487	511	(5)%
Opdivo	467	1	**	413	—	N/A
Sprycel	1,191	1,095	9%	601	487	23%
Yervoy	861	942	(9)%	438	510	(14)%
Neuroscience
Abilify	707	1,544	(54)%	593	1,149	(48)%
Immunoscience
Orencia	1,345	1,209	11%	899	775	16%
Cardiovascular
Eliquis	1,258	493	**	688	268	**

Mature Products and All Other	1,988	2,565	(22)%	366	449	(18)%

Total	12,273	11,621	6%	5,925	5,634	5%

Total Excluding Diabetes Alliance	12,102	11,373	6%	5,922	5,520	7%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net product sales	$3,552	$2,843	$10,183	$8,420
Alliance and other revenues	517	1,078	2,090	3,201
Total Revenues	4,069	3,921	12,273	11,621

Cost of products sold	1,097	1,007	2,957	2,966
Marketing, selling and administrative	983	1,029	2,845	2,937
Advertising and product promotion	193	171	495	521
Research and development	1,132	983	4,004	3,345
Other (income)/expense	(323)	(277)	(515)	(589)
Total Expenses	3,082	2,913	9,786	9,180

Earnings Before Income Taxes	987	1,008	2,487	2,441
Provision for Income Taxes	257	276	668	439

Net Earnings	730	732	1,819	2,002
Net Earnings Attributable to Noncontrolling Interest	24	11	57	11
Net Earnings Attributable to BMS	$706	$721	$1,762	$1,991

Average Common Shares Outstanding:
Basic	1,668	1,658	1,666	1,656
Diluted	1,678	1,670	1,677	1,668

Earnings per Common Share
Basic	$0.42	$0.43	$1.06	$1.20
Diluted	$0.42	$0.43	$1.05	$1.19

Other (Income)/Expense
Interest expense	$41	$50	$141	$150
Investment income	(18)	(20)	(74)	(71)
Provision for restructuring	10	35	50	72
Litigation charges/(recoveries)	(2)	10	14	19
Equity in net income of affiliates	(19)	(12)	(67)	(81)
Out-licensed intangible asset impairment	—	18	13	18
Gain on sale of product lines, businesses and assets	(208)	(315)	(370)	(567)
Other alliance and licensing income	(187)	(102)	(472)	(354)
Pension curtailments, settlements and special termination benefits	48	28	111	137
Loss on debt redemption	—	—	180	45
Other	12	31	(41)	43
Other (income)/expense	$(323)	$(277)	$(515)	$(589)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cost of products sold(a)	$15	$36	$74	$120

Additional year of Branded Prescription Drug Fee	—	96	—	96
Process standardization implementation costs	2	2	6	8
Marketing, selling and administrative	2	98	6	104

Upfront, milestone and other payments	94	65	1,125	228
IPRD impairments	—	—	—	343
Accelerated depreciation and other shutdown costs	15	—	17	—
Research and development	109	65	1,142	571

Provision for restructuring	10	35	50	72
Gain on sale of product lines, businesses and assets	(198)	(315)	(358)	(562)
Pension curtailments, settlements and special termination benefits	48	28	111	137
Acquisition and alliance related items(b)	(87)	39	(123)	72
Litigation charges	—	10	15	12
Out-licensed intangible asset impairment	—	—	13	—
Loss on debt redemption	—	—	180	45
Other (income)/expense	(227)	(203)	(112)	(224)

Increase/(Decrease) to pretax income	(101)	(4)	1,110	571

Income tax on items above	43	33	(141)	(248)

Increase/(Decrease) to net earnings	$(58)	$29	$969	$323

(a) Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.
(b) Includes $16 million of additional year of Branded Prescription Drug fee in the third quarter of 2014.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars in millions)

Three Months Ended September 30, 2015	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,972	$15	$2,987
Marketing, selling and administrative	983	(2)	981
Research and development	1,132	(109)	1,023
Other (income)/expense	(323)	227	(96)
Effective Tax Rate	26.0%	(1.8)%	24.2%

Three Months Ended September 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,914	$36	$2,950
Marketing, selling and administrative	1,029	(98)	931
Research and development	983	(65)	918
Other (income)/expense	(277)	203	(74)
Effective Tax Rate	27.4%	(3.2)%	24.2%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars in millions)

Nine Months Ended September 30, 2015	GAAP	Specified Items*	Non GAAP
Gross Profit	$9,316	$74	$9,390
Marketing, selling and administrative	2,845	(6)	2,839
Research and development	4,004	(1,142)	2,862
Other (income)/expense	(515)	112	(403)
Effective Tax Rate	26.9%	(4.4)%	22.5%

Nine Months Ended September 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$8,655	$120	$8,775
Marketing, selling and administrative	2,937	(104)	2,833
Research and development	3,345	(571)	2,774
Other (income)/expense	(589)	224	(365)
Effective Tax Rate	18.0%	4.8%	22.8%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Earnings Attributable to BMS used for Diluted EPS Calculation - GAAP	$706	$721	$1,762	$1,991
Less Specified Items*	(58)	29	969	323
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$648	$750	$2,731	$2,314

Average Common Shares Outstanding - Diluted	1,678	1,670	1,677	1,668

Diluted Earnings Per Share — GAAP	$0.42	$0.43	$1.05	$1.19
Diluted EPS Attributable to Specified Items	(0.03)	0.02	0.58	0.20
Diluted Earnings Per Share — Non-GAAP	$0.39	$0.45	$1.63	$1.39

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF SEPTEMBER 30, 2015 AND JUNE 30, 2015
(Unaudited, dollars in millions)

	September 30, 2015	June 30, 2015
Cash and cash equivalents	$3,975	$4,199
Marketable securities - current	1,438	1,277
Marketable securities - long term	4,627	4,632
Cash, cash equivalents and marketable securities	10,040	10,108
Short-term borrowings	(642)	(755)
Long-term debt	(6,632)	(6,615)
Net cash position	$2,766	$2,738